Exhibit 10.1
Summary of Fiscal 2007 Compensation
Arrangements with Certain Executive Officers
(July 1, 2006)
The key components of the current compensation arrangements of ACE for its fiscal year ending June 30, 2007 with the following current executive officers, with whom ACE has no written employment agreements, are:
•	Annual salary:

•	Barry M. Barron, Executive Vice President — Operations	$350,000
•	William S. McCalmont, Executive Vice President and Chief Financial Officer	$302,000
•	Walter E. Evans, Senior Vice President and General Counsel	$280,000
•	Annual bonus : Each of the executives is eligible to participate in ACE’s senior management bonus plan to the extent determined by the Compensation Committee. The terms of that plan for fiscal 2007 have not yet been determined for any of the executives.

•	Annual equity grant : Each of the executives is eligible to receive a grant of stock options or restricted stock under ACE’s 1997 Stock Incentive Plan to the extent determined by the Compensation Committee. No such grants have yet been made to any of the executives.

•	Automobile allowance : Each of the executives will receive an annual automobile allowance.

•	Plan contributions : ACE will contribute a matching amount to ACE’s Section 401(k) plan for each of the executives, and will contribute an amount to ACE’s non-qualified deferred compensation plan for each of the executives.

•	Change-in-control agreements : ACE is a party to a Change-in-Control Executive Severance Agreement with each of the executives. Those agreements have been described in ACE’s Current Report on Form 8-K filed on July 27, 2005 and in ACE’s Proxy Statement for its 2005 Annual Meeting of Shareholders.